Exhibit 99.1

For Immediate Release

Quality Distribution Announces Intent to Offer $50.0 Million of Senior Floating

Rate Notes

TAMPA, FL, December 7, 2007—Quality Distribution, LLC, the wholly owned subsidiary of Quality Distribution, Inc. (NASDAQ: QLTY) (“QDI”), and its wholly owned subsidiary, QD Capital Corporation (together, the “Company”), today announced their intent to offer, through a private placement, $50,000,000 aggregate principal amount of Senior Floating Rate Notes due 2012, Series B (the “Additional Notes”), subject to market and other conditions. The Additional Notes will be in addition to, but not part of the same series as, the Company’s outstanding $85,000,000 aggregate principal amount of Senior Floating Rate Notes due 2012 issued on January 28, 2005 (the “Original Notes”).

Consummation of the Additional Notes offering will occur concurrently with, and is conditioned upon, consummation of the acquisition by QDI of Boasso America Corporation (“Boasso”), which was announced August 2, 2007. The Company intends to use the proceeds of the offering, along with cash on hand, amounts drawn under a new senior secured asset-based loan revolving facility with a maturity of five and one half years (described below) and a $2.5 million promissory note (the “Boasso Note”) to (i) consummate the acquisition of Boasso, (ii) refinance their existing credit facility and (iii) pay related fees and expenses.

Upon completion of the Additional Notes offering, the Company will enter into a new senior secured asset-based loan revolving facility with a maturity of five and one half years (the “ABL Facility”) with Credit Suisse, Cayman Islands Branch, Credit Suisse Securities (USA) LLC and General Electric Capital Corporation. The ABL Facility will consist of a $195.0 million current asset tranche and a $30.0 million fixed asset tranche, with the total commitments under the fixed asset tranche to be reduced, and the total commitments under the current asset tranche correspondingly increased, by $5.0 million on each of the second and third anniversaries of the closing date of the ABL Facility. It will be used, together with the proceeds from the offering, to finance a portion of the Boasso acquisition (which amounts will include the refinancing of substantially all existing indebtedness of Boasso), to repay all outstanding indebtedness under the Company’s existing senior secured credit facility and, going forward, for working capital needs and general corporate purposes, including permitted acquisitions.

The Additional Notes will be offered within the United States only to qualified institutional buyers pursuant to rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States, only to non-U.S. investors in reliance on Regulation S.

The Additional Notes to be offered will not be registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Additional Notes.

Headquartered in Tampa, Florida, QDI, through its subsidiary, Quality Carriers, Inc., and through its affiliates and owner-operators, provides bulk transportation and related services. QDI also provides tank cleaning services to the bulk transportation industry through its QualaWash® facilities. QDI is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, these risks and uncertainties include QDI’s substantial leverage; economic factors; downturns in customers’ business cycles or in the national economy; the cyclical nature of the transportation industry; claims exposure and insurance costs; adverse weather conditions; dependence on affiliates and owner-operators; changes in government regulation including transportation, environmental and anti-terrorism laws; QDI’s environmental remediation costs; fluctuations in fuel pricing or availability; increases in interest rates; changes in senior management; its ability to achieve projected operating objectives and debt reduction in 2007; its ability to successfully integrate acquired businesses or integrate affiliate businesses converted to QDI-controlled operations; and QDI’s ability to attract and retain qualified drivers. In addition, difficulties or delays in consummating the offering of the Additional Notes, the proceeds of which will be used, along with cash on hand, amounts drawn under the ABL Facility and the Boasso Note to (i) consummate the acquisition of Boasso, (ii) refinance the Company’s existing senior secured credit facility and (iii) pay related fees and expenses, could cause QDI’s results to differ materially from current expectations. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors, contained in the QDI’s Annual Report on Form 10-K for the year ended December 31, 2006 and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the Securities and Exchange Commission. QDI disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

Contact:	Timothy B. Page
Senior Vice President and Chief Financial Officer
800-282-2031, ext. 7376